AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON July 16, 2001
                                                      REGISTRATION NO. 333-61172
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _______________

                                Amendment No. 2
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 _______________


                         CONCURRENT COMPUTER CORPORATION
             (Exact name of Registrant as Specified in Its Charter)

             DELAWARE                                      04-2735766
     (State or Other Jurisdiction of                   (I.R.S. Employer
      Incorporation or Organization)                  Identification No.)
                                 _______________

                            4375 RIVER GREEN PARKWAY
                              DULUTH, GEORGIA 30096
                                 (678) 258-4000
    (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                                 _______________

                                STEVEN R. NORTON
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         CONCURRENT COMPUTER CORPORATION
                            4375 RIVER GREEN PARKWAY
                              DULUTH, GEORGIA 30096
                                 (678) 258-4000

  (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)
                                 _______________

                                   COPIES TO:
                                 ALAN J. PRINCE
                               JOHN D. CAPERS, JR.
                                 KING & SPALDING
                           191 PEACHTREE STREET, N.E.
                           ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600
                                 _______________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                 _______________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                                 CALCULATION OF REGISTRATION FEE
==================================================================================================================================
TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE    PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
TO BE REGISTERED                     REGISTERED        PRICE PER SHARE (1)           OFFERING PRICE (1)      REGISTRATION FEE (2)
--------------------------------- ---------------- ---------------------------  ---------------------------- ---------------------
Common Stock, $0.01 par value
per share . . . . . . . . . . . . 5,400,000 shares $                      5.47  $                 29,538,000 $              7,385
================================= ================ ===========================  ============================ =====================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(2)  Previously  paid

                                 _______________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

        PRELIMINARY PROSPECTUS-SUBJECT TO COMPLETION, DATED July 16, 2001


                                 _______________


     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the common stock covered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.


                                 _______________

                         CONCURRENT COMPUTER CORPORATION

                        5,400,000 SHARES OF COMMON STOCK

     This Prospectus relates to the public offering, which is not being underwritten, of 5,400,000 shares of our common stock by some of our current stockholders. We will not receive any proceeds from the sale of these shares. We have agreed to bear the expenses incurred in connection with the registration of these shares. These stockholders acquired the shares directly from us in a private placement.

     The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders may also sell the shares to or with the assistance of broker-dealers, who may receive compensation in excess of their customary commissions.

     Our common stock is traded on the Nasdaq National Market under the symbol "CCUR." On July 13, 2001 the last reported sale price of our common stock was $6.64 per share.


                                 _______________

     THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF COMMON STOCK.




     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                  THE DATE OF THIS PROSPECTUS IS JULY __, 2001.

                                    BUSINESS
OVERVIEW

     We are a leading provider of computer systems for both the emerging video-on-demand market through our Xstreme division and real-time applications through our Real-Time division. We provide computer hardware (our video servers) and related software, referred to as our video-on-demand systems, primarily to residential cable television operators. We also provide high-performance computer systems, referred to as our real-time systems, for simulations, data acquisition and industrial process applications. We market our real-time systems to government agencies, government suppliers and commercial markets where the immediate capture and delivery of information is critical. We expect that substantially all of our future revenue growth will come from our Xstreme division, which began commercial sales in 1999.

     Our video-on-demand systems consist of digital video servers and related software that enable cable operators to deliver video-on-demand to their subscribers. In order to provide video-on-demand, the cable operator's system must be upgraded to carry digital, rather than analog, signals, and the cable subscriber must have a digital set-top box. We have been selected to supply our system for 16 domestic commercial launches of video-on-demand systems, including the two largest system-wide commercial deployments at Time Warner Cable's Oceanic regional division in Oahu, Hawaii and its Tampa Bay regional division in Florida. We expect that all seven of the largest U.S. cable system operators will begin deploying video-on-demand services in one or more residential markets by mid-2002. We believe we are well-positioned to be a provider of choice to these cable operators.

     Initially, we focused our video-on-demand business on the development of systems compatible with Scientific-Atlanta, Inc. digital cable equipment. In October 1999, we acquired Vivid Technology, Inc. and obtained technology compatible with Motorola digital cable equipment. We recently introduced our MediaHawk Model 2000 video-on-demand system, which is compatible with both Scientific-Atlanta and Motorola equipment. As a result, we believe we are one of the few video-on-demand system providers currently providing technology compatible with both Scientific-Atlanta and Motorola digital cable equipment, the two largest providers of digital headend equipment and digital set-top boxes used in the United States.

     A real-time system is specially designed to acquire, process, store, and display large amounts of rapidly changing information in real-time that is, with microsecond response as changes occur. We have over 30 years of experience in real-time systems, including specific expertise in systems, applications software, productivity tools, and networking. Our systems provide real-time applications for gaming, simulation, engine test, air traffic control, weather analysis, and mission critical data services such as financial market information. We plan to develop a new real time operating system on the Linux platform to provide our real time customers an alternative to our original, proprietary platform.

     We were incorporated in Delaware in 1981 under the name Massachusetts Computer Company.

VIDEO-ON-DEMAND

     We believe we are a leading provider of video-on-demand systems based on the number of commercial deployments (16) using our systems and our relationships with three of the seven largest domestic cable operators. We also believe that the number of our video-on-demand servers currently in commercial use (approximately 205 servers) and the number of cable subscribers served by our systems make us a leader in the industry.

     Our video-on-demand system allows cable operators to deliver video-on-demand services to their cable subscribers that are serviced by digitally-upgraded cable systems. Our systems integrate our core video-on-demand technology, back-office software and hardware server platforms to provide interactive video-on-demand capabilities. We generally market our video-on-demand products to the large, domestic cable operators as a complete video-on-demand solution. We also market the individual components of our video-on-demand systems to other third parties for inclusion in their video-on-demand solutions. Our video-on-demand systems include the MediaHawk Model 2000 video server, network manager, back-office software, system management and maintenance software and digital navigator.

     - MediaHawk Model 2000 video server. Our MediaHawk video servers are high-performance, computer systems designed for the demanding requirements of interactive video-on-demand applications. The MediaHawk video server includes multiple content storage disks, stream processors and input/output interfaces.
     - Network manager. Our network manager, or resource manager, establishes the network connection that allows the video to be streamed to the home. The network manager is designed to route video streams in the most efficient manner available at any given time.
     - Residential back-office software suite. Our back-office software suite is an industry standard database supporting subscriber and provider data management. Our back-office applications include customer access management, content distribution management, order management, royalty management, billing interfaces and marketing analysis.
     - Digital navigator. Our digital navigator allows the subscriber to select the movie on demand and maintain complete interactive control. Therefore, the subscriber can pause, fast forward, rewind or stop the movie, having the same control as if they were using a VCR.
     - System management and maintenance software. Our systems management and maintenance software is designed to detect failed components and re-route video streams bypassing the failed component. The monitoring software is also capable of providing system level status that notifies the cable operator that a maintenance activity is required.


     We also offer both hardware and software customer service and support. Our basic package of service and support is included at no additional charge with the purchase of both our video-on-demand systems and our real-time systems and includes software repairs, defective parts replacement, and technical phone support during the warranty period. In addition, customers can enter into a maintenance contract, for additional fees, following the expiration of the warranty period and receive similar or more advanced services, including scheduled preventative maintenance and technical on-site support, if so desired. We also offer product training classes and installation services to our customers. To date, customer service and support revenues from our video-on-demand business have not been material.


     We believe the following are key components of our video-on-demand systems:

     - Multiple integration options. Our video-on-demand systems are compatible with a wide-range of equipment and software used by cable operators. Our systems are compatible with digital set-top boxes manufactured by each of the major domestic set-top box producers, including both newer generations of set-top boxes and older boxes.
     - Expandable systems. Our systems are modular and, therefore, may be easily expanded to increase video storage and stream capacity, that is the number of videos that can be simultaneously delivered.
     - Back-office software suite. In addition to customary functions, our back-office software supports e-commerce applications and subscriber data collection, enhancing the revenue-generation capabilities of the cable provider.
     - Redundant designs. Our systems are designed with multiple layers of redundancy designed to provide continuous end-user viewing. System repairs can be made without interruption to the end-user.

VIDEO-ON-DEMAND  COMMERCIAL  LAUNCHES  AND  TRIALS

     We have been selected by Time Warner Cable, Cox Communications and Comcast Cable, three of the seven largest domestic cable operators, for video-on-demand system deployments. Each of these operators has deployed our video-on-demand systems for use with digital set-top boxes manufactured by both Scientific-Atlanta and Motorola. We also have been selected by Cogeco Cable Inc., a Canadian cable operator, for two video-on-demand deployments.

TIME  WARNER  CABLE

     In June 1999, we began a trial of our video-on-demand system for Oceanic Cable, a unit of Time Warner Cable based in Hawaii. This trial led to the cable industry's first full commercial launch of video-on-demand in February 2000 over Oceanic's system in Oahu. The video-on-demand system purchased by Oceanic consists of 15

MediaHawk video servers, which currently support approximately 3,500 independent video streams reaching approximately 85,000 digital subscribers.

     In September 1999, Time Warner Cable selected our video-on-demand system for a commercial launch in its Hillsborough County system in the Tampa Bay area and subsequently in March 2000, they also selected our system for commercial launch in the Pinellas County system in the Tampa Bay area. The entire Tampa market for Time Warner Cable consists of an aggregate of approximately 925,000 basic cable subscribers and approximately 200,000 digital subscribers. The video-on-demand system deployed in Tampa Bay includes 51 MediaHawk video servers. The Tampa Bay commercial deployment represents the industry's largest video-on-demand deployment.

     COX  COMMUNICATIONS

     In April 2000, we were selected by Cox for a commercial launch of our video-on-demand system in its San Diego, California market. This market consists of approximately 355,000 subscribers, with approximately 73,000 digital subscribers. Cox began launching commercial service to approximately 2,000 subscribers in May 2001.

     In June 2000, we were also selected by Cox to provide MediaHawk video servers for the commercial launch of video-on-demand service in the Phoenix, Arizona market, the single largest division of Cox. This market consists of approximately 605,000 subscribers, with approximately 115,000 digital subscribers. We currently expect the commercial launch to occur in the second half of 2001.

     In April 2001, we were selected by Cox to provide MediaHawk video servers for the commercial launch of video-on-demand service in Hampton Roads, Virginia, which has more than 400,000 basic subscribers and more than 50,000 digital subscribers. We understand that Cox currently expects to launch commercial service in this market in the second half of 2001.

     COMCAST  CABLE  CORPORATION

     In March 2001, we signed a multi-year strategic purchase agreement with Comcast which resulted in purchase orders for our video-on-demand system to be deployed in 8 system-wide launches of video-on-demand on both Scientific-Atlanta and Motorola equipment. The initial order was for approximately 80 MediaHawk video servers. We began shipment of these systems in the quarter ended March 31, 2001.

     COGECO CABLE INC.

     In May 2001, we entered an arrangement with Cogeco to provide video-on-demand systems for their Ontario and Quebec cable systems. These systems serve approximately 1 million basic subscribers and 105,000 digital subscribers. We have not yet finalized configuration requirements and the necessary number of servers.

RECENT  STRATEGIC  ALLIANCE

     On April 11, 2001, we announced a strategic alliance with Liberate Technologies, a leading provider of software for the delivery of interactive television, under which we have combined our technologies into an integrated interactive TV and video-on-demand offering for the growing digital video market. The strategic agreement was reached under the Liberate(R) PopTV(TM)
Program, in which we are a "preferred infrastructure partner," and have the highest level of preference as a video-on-demand supplier.

REAL-TIME  DIVISION

     We believe we are a leading provider of real-time systems based on our large installed base, our loyal customer base and our reputation in the real-time industry. We have been in the real-time business for over 30 years and have over 30,000 real-time systems installed worldwide. We are one of the few companies that focuses on the specialized niche real-time market and believe that we have a very loyal base of significant customers. We also believe that we have, over the years, built a strong reputation for delivering specific expertise in real-time systems, applications software and other real-time products.

     Through our Real-Time division, we provide computer systems that acquire, analyze, store, display, and control large amounts of rapidly changing data with millisecond and microsecond response time requirements. Our real-time systems are applicable to a wide range of application requirements, including high performance processing, predictable and repeatable response times, reliably meeting required deadlines and consistently handling peak loads.

     We have significant real-time systems experience, including specific design, development, and manufacturing expertise in system architectures, system software, application software, productivity tools, and networking. We sell our systems worldwide through our direct sales offices and other third parties. Our real-time systems are used for product design and testing, simulation and training systems, engine testing, range and telemetry systems, weather satellite data acquisition and forecasting, and intelligence data acquisition and analysis.

     We design, manufacture, sell and support real-time standards-based computer systems and proprietary computer systems. We offer worldwide hardware and software maintenance and support services, our traditional support services, for our real-time products and for the products of other computer and peripheral suppliers. We also customize systems with both specialized hardware and software to meet unique customer requirements. These special support services include system integration, performance and capacity analysis, and application migration.

COMPETITION

     Both our Xstreme and Real-Time divisions operate in highly-competitive environments, driven by rapid technological innovation. Due in part to the range of performance and applications capabilities of our products, we compete in various markets against a number of companies.

     The market for video-on-demand systems is relatively new, highly competitive and rapidly evolving. Since there have been limited commercial deployments of video-on-demand systems to date, the respective market shares of companies competing in the video-on-demand market are uncertain. In the video-on-demand market, our major competitors currently include the following:

     - in the domestic cable and international cable and digital subscriber line market: SeaChange International Inc., nCUBE and Diva Communications; and
     - in the education market: Silicon Graphics, Inc., Cisco Systems, Inc. and International Business Machines Corp., as well as other third parties.

     We also compete with a number of companies in our real-time segment. Our major competitors can be categorized as follows:

     - major computer companies that add specialized hardware and software to their general purpose product platforms, including Compaq Computer Corporation and Hewlett-Packard Corporation;
     - other computer companies that provide applications that address specific characteristics of real-time, such as redundancy or high performance graphics, including Silicon Graphics, Inc. and Compaq Computer Corporation;
     - general purpose computing companies that provide a platform on which third-party vendors add real-time capabilities, including International Business Machines Corp. and Sun Microsystems, Inc.; and
     - single board computer companies that provide board-level processors that are typically integrated into a customer's computer system, including Force Computers, Inc. and Motorola, Inc.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included, or incorporated by reference, in this prospectus, before investing in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose part or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE OF DECLINES IN OUR HISTORICAL BUSINESS AND OUR LIMITED VIDEO-ON-DEMAND OPERATING HISTORY. OUR NET SALES HAVE DECREASED SIGNIFICANTLY OVER THE PAST FIVE YEARS, AND WE HAVE RECOGNIZED ONLY AN AGGREGATE OF $30.8 MILLION IN VIDEO-ON DEMAND NET SALES SINCE THE INCEPTION OF OUR VIDEO-ON-DEMAND BUSINESS.

     For much of our history, we have focused solely on providing real-time computer systems and related services. Over the last five full fiscal years, we have experienced a decline in real-time net sales from $95.8 million for the fiscal year ended June 30, 1996 to $56.1 million for the fiscal year ended June 30, 2000. For the nine months ended March 31, 2001, our real-time net sales were $35.3 million compared to $42.7 million for the nine months ended March 31, 2000. We expect that net sales from our real-time business will continue to decline in the foreseeable future. However, we are working to stabilize our real-time revenue and currently intend to continue our real-time business at a lower, stabilized revenue level.

     Our real-time systems are specially designed to acquire, process, store and display large amounts of rapidly changing information in real timethat is, with microsecond response as changes occur. Our real-time systems are used for a number of applications, including gaming, simulation, engine tests, air traffic control, weather analysis and critical data services, such as financial market information. Over the past several years, the real-time computer industry has seen a significant shift in demand from high-priced, proprietary real-time systems to lower-priced, open server systems. High performance processing in the past required a large, expensive computer with significant proprietary and customized software. Today, these requirements are often met by much smaller and less expensive computers with off-the-shelf computer hardware and software. This shift in demand has resulted in the significant decreases in our revenues from real-time products and services over the last several years.

     This decline in our real-time revenue together with our limited video-on-demand operating history make it difficult to evaluate our current business and prospects or to accurately predict our future revenue or results of operations. We have a limited operating history in the video-on-demand market. We began residential cable television commercial trials of our video-on-demand system in the summer of 1999 and have a limited number of systems currently in use on a commercial basis. The revenue and income potential of our business is unproven, and we will encounter risks and difficulties in our video-on-demand business frequently encountered by companies in new and rapidly evolving markets. We may not successfully address any of these risks. If we do not successfully address these risks, our business, financial condition and results of operations would be adversely affected.

     Our future growth will depend largely on the commercial success of our video-on-demand business, and we cannot assure you that video-on-demand will become commercially successful. Our future revenue growth is uncertain and will depend upon the development of customer demand for these systems. If our target customers do not adopt, purchase and successfully deploy our video-on-demand systems, our revenue will not grow and our business, results of operations and financial condition will be adversely affected.

WE INCURRED NET LOSSES OF $23.7 MILLION IN THE FISCAL YEAR ENDED JUNE 30, 2000 AND $5.4 MILLION IN THE NINE MONTHS ENDED MARCH 31, 2001 AND MAY INCUR LOSSES IN THE FUTURE.

     On a pro forma basis after giving effect to the acquisition of Vivid Technology, we incurred net losses of $24.7 million in the fiscal year ended June 30, 2000. Our actual net loss of $23.7 million and our pro forma net loss of $24.7 million for the fiscal year ended June 30, 2000 includes a $14.0 million non-cash charge related to the write-off of research and development acquired in the Vivid Technology acquisition. As of March 31, 2001, we had an accumulated deficit of approximately $102.0 million, after eliminating accumulated deficit of approximately $81.8 million at December 31, 1991, the date of our quasi-reorganization. We may incur additional net losses in the future.

     In connection with our acquisition of Vivid, our management, in consultation with an independent appraisal firm, determined the value of the in-process research and development, developed technology, intangible workforce and the goodwill. In arriving at such valuation, management used analytical valuation tools deemed appropriate under the circumstances, including discounted cash flow analysis, comparisons to other similar assets with a known value and an estimate of the costs of these assets. In our Report on Form 10-K for the year ended June 30, 2000, we reference the independent appraisal firm. We, however, are not relying on such firm as an expert, within the meaning of federal securities laws, for the purpose of this prospectus and the registration statement of which it is a part.

THE VIDEO-ON-DEMAND MARKET IS NEW AND MAY NOT GAIN BROAD MARKET ACCEPTANCE; OUR POTENTIAL CUSTOMERS MAY NOT PURCHASE OUR VIDEO-ON-DEMAND SYSTEMS; AND OUR CABLE OPERATOR CUSTOMERS MAY ENTER INTO ARRANGEMENTS WITH OUR COMPETITORS ANY OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     We are focusing much of our initial video-on-demand sales efforts on domestic cable television providers that have upgraded some or all of their cable systems to support digital, two-way service. Therefore, in order for our video-on-demand business to succeed, cable system operators, particularly the seven largest, domestic cable operators, must successfully market video-on-demand to their cable television subscribers. Although we have shipped and installed our video-on-demand system to three cable operators to date, only two system operators have actually commercially introduced video-on-demand that incorporates our technology. Based in part on information from our customers, we believe these commercial introductions have been a success as video-on-demand purchases per subscriber have increased and customer turnover has decreased. In addition, none of our cable system customers are contractually obligated to introduce, market or promote video-on-demand, nor are any of our customers bound to achieve any specific product introduction schedule. Accordingly, even if a system operator initiates a customer trial using our system, that operator is under no obligation to continue its relationship with us or to launch a full-scale commercial introduction using our technology. Further, we do not have exclusive arrangements with system operators. Therefore, system operators may enter into arrangements with one or more of our current or future competitors.

     The growth and future success of our video-on-demand business depends largely upon our ability to penetrate new markets and sell our systems to digitally-upgraded domestic and international cable system operators, international digital subscriber line operators, educational institutions and others. If these potential customers determine that video-on-demand is not viable as a business proposition or if they decide to delay their purchase decisions or to purchase systems from our competitors, our business, financial condition and results of operations will be significantly adversely affected.

A SIGNIFICANT PORTION OF OUR VIDEO-ON-DEMAND REVENUE HAS COME FROM, AND IS EXPECTED TO CONTINUE TO COME FROM, SALES TO THE LARGE, DOMESTIC CABLE OPERATORS. IF WE ARE UNSUCCESSFUL IN ESTABLISHING RELATIONSHIPS WITH THESE CUSTOMERS OR LOSE ANY OF THESE CUSTOMERS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     For the fiscal year ended June 30, 2000, Time Warner Cable accounted for 47.2% of our video-on-demand revenue. For the nine months ended March 31, 2001, Comcast Cable, Time Warner Cable and Cox Communications accounted for approximately 39%, 26% and 15% of such revenues, respectively. Many cable operators are currently evaluating providers of video-on-demand systems and making purchase decisions. We believe that the relationships forged between video-on-demand system suppliers and cable operators over the next 6 to 12 months will be critical in determining the relative market shares of video-on-demand system providers. If we are unsuccessful in establishing and maintaining these key relationships with cable operators, our video-on-demand business will be adversely affected. Further, if we experience problems in any of our video-on-demand system trials or initial commercial launches, our ability to attract new cable operator customers and sell additional products to existing customers will be materially adversely affected.

OUR OPERATING RESULTS ARE EXPECTED TO BE VOLATILE AND DIFFICULT TO PREDICT, AND IN SOME FUTURE QUARTERS, OUR OPERATING RESULTS MAY FALL BELOW THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH COULD RESULT IN MATERIAL DECLINES OF OUR STOCK PRICE.

     Our quarterly operating results may vary depending on a number of factors, including:

     -    demand  for  our  video-on-demand  and real-time systems and services;
     - delay in customer orders based on, among other reasons, the availability of content for video-on-demand and pending completion of negotiations for content between the cable operators and content providers, particularly major movie studios;
     -    the  timing,  pricing  and  number  of  sales  of  our  products;
     - actions taken by our competitors, including new product introductions and enhancements;
     -    changes  in  our  price  or  the  prices  of  our  competitors;
     - our ability to develop and introduce new products and to deliver new services and enhancements that meet customer requirements in a timely manner;
     -    the  length  of  the  sale  cycle  for  our  products;
     -    our  ability  to  control  costs;
     -    technological  changes  in  our  markets;
     - deferrals of customer orders in anticipation of product enhancements or new products;
     -    customer  budget  cycles  and  changes  in  these  budget  cycles; and
     -    general  economic  factors.

THE VIDEO-ON-DEMAND AND REAL-TIME MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE, AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST OUR CURRENT AND FUTURE COMPETITORS, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

     The market for video-on-demand systems is relatively new, highly competitive and rapidly evolving. Given that there have been limited commercial deployments of video-on-demand systems to date, the respective market shares of companies competing in the video-on-demand market are uncertain. We believe that the primary factors influencing competition in the video-on-demand market include the flexibility of the video-on-demand system, product quality and reliability and established relationships with providers of interactive television services, including cable operators. In the video-on-demand market, our competitors currently include the following:

     - in the domestic cable and international cable and digital subscriber line market principally, SeaChange International Inc., nCUBE Corporation and DIVA Systems Corporation; and
     - in the education market principally, Silicon Graphics, Inc., Cisco Systems, Inc. and International Business Machines Corp., as well as other third parties.

     We also compete with a number of companies in our real-time market. These competitors can be categorized as follows:

     - major computer companies that add specialized hardware and software to their general purpose product platforms, including principally Compaq Computer Corporation and Hewlett-Packard Corporation;
     - other computer companies that provide applications that address specific characteristics of real-time, such as redundancy or high performance graphics, including Silicon Graphics, Inc. and Compaq Computer Corporation;
     - general purpose computing companies that provide a platform on which third-party vendors add real-time capabilities, including International Business Machines Corp. and Sun Microsystems, Inc.; and
     - single board computer companies that provide board-level processors that are typically integrated into a customer's computer system, including Force Computers, Inc. and Motorola, Inc.

     Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including computer hardware and software companies, content providers and television equipment manufacturers, including digital set-top box manufacturers, may enter those markets, thereby further intensifying competition. Our future competitors also may include one or more of the parties with which we currently have a strategic relationship. Although we have proprietary rights with respect to much of the technology incorporated in our video-on-demand and real time systems, our strategic partners have not agreed to refrain from competing against us. Increased competition could result in price reductions that would adversely affect our business, financial condition and results of operations.

Many of our current and potential future competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than us, and greater brand name recognition. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industries.

IF WE DO NOT MANAGE OUR ANTICIPATED GROWTH IN OUR VIDEO-ON-DEMAND OPERATIONS, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS EFFECTIVELY. OUR FAILURE TO MANAGE GROWTH COULD DISRUPT OUR OPERATIONS AND ADVERSELY AFFECT OUR BUSINESS.

     We anticipate growth in our video-on-demand operations and that substantially all of our future revenue growth will come from our video-on-demand operations. Our anticipated growth could place a strain on our management systems and other resources. Our ability to successfully implement our business plan in a rapidly evolving market will require an effective planning and management process. We cannot assure you that we will be able to successfully manage our expansion. If we fail to manage our anticipated growth, our operations may be disrupted and our business may be adversely affected. We must continue to improve and effectively utilize our existing operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel, which we may be unable to do. Further, we must maintain close coordination among our technical, finance, marketing, sales and production staffs.

OUR FUTURE SUCCESS WILL REQUIRE THAT WE DEVELOP AND MARKET ADDITIONAL PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE AND ENHANCE OUR CURRENT PRODUCTS. IF WE FAIL TO DEVELOP AND MARKET NEW PRODUCTS AND PRODUCT ENHANCEMENTS IN A TIMELY MANNER, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance could have a material adverse affect on our business, financial condition and results of operations. We recently completed the development of our MediaHawk Model 2000 video-on-demand system. Although we have shipped and installed the new system, we may experience unexpected problems. Although delivery of video-on-demand over digital subscriber lines currently is not practical in the United States, we will look for opportunities in the domestic market as digital subscriber line technology continues to advance. There can be no assurance that we will be successful in pursuing any domestic digital subscriber line opportunities.

SYSTEM ERRORS, FAILURES, OR INTERRUPTIONS COULD CAUSE DELAYS IN SHIPMENTS OR REQUIRE DESIGN MODIFICATIONS, WHICH MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND DAMAGE OUR REPUTATION AND CUSTOMER RELATIONSHIPS.

     System errors or failures may adversely affect our business, financial condition and results of operations. Despite our testing and testing by current and potential customers, all errors or failures may not be found in our products or, if discovered, successfully corrected in a timely manner. These errors or failures could cause delays in product introductions and shipments or require design modifications that could adversely affect our competitive position. Our reputation may also suffer if our customers view our products as unreliable, whether based on actual or perceived errors or failures in our products.

     Further, a defect, error or performance problem with our video-on-demand systems could cause our customers' cable television systems to fail for a period of time. Any such failure would cause customer service and public relations problems for our customers. As a result, any failure of our customers' systems caused by our technology could result in delayed or lost revenue due to adverse customer reaction, negative publicity regarding us and our products and services and claims for substantial damages against us, regardless of our responsibility for such failure. Any claim could be expensive and require us to spend a significant amount of resources, regardless of whether we prevail.

DEMAND FOR OUR VIDEO-ON-DEMAND PRODUCTS AND SERVICES WILL DECLINE SIGNIFICANTLY, AND OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED, IF OUR VIDEO-ON-DEMAND SYSTEMS CANNOT SUPPORT A SUBSTANTIAL NUMBER OF VIEWERS.

     Our new MediaHawk Model 2000 video-on-demand system was designed and developed to be compatible with both Motorola and Scientific Atlanta cable equipment and set-top boxes. We began shipping our new server in September 2000, but service employing our new server has been made commercially available only to a limited number of subscribers. As a result, the ability of our new video-on-demand system to support a substantial number of viewers is commercially unproven. If our video-on-demand system cannot support a substantial number of viewers while maintaining a high level of performance, demand for our video-on-demand product and related services and our ability to sell additional products to our existing customers will be significantly reduced. As a result, our operating results could suffer and our financial condition could be harmed.

A SIGNIFICANT PORTION OF OUR REAL-TIME REVENUE HAS BEEN, AND IS EXPECTED TO CONTINUE TO BE, CONCENTRATED IN A SMALL NUMBER OF CUSTOMERS, INCLUDING THE U.S. GOVERNMENT. FOR EXAMPLE, IN THE FISCAL YEAR ENDED JUNE 30, 2000 AND THE NINE MONTHS ENDED MARCH 31, 2001, FIVE CUSTOMERS ACCOUNTED FOR APPROXIMATELY 34% AND 31% OF OUR TOTAL REAL-TIME REVENUE, RESPECTIVELY. IF WE LOSE ANY OF THESE CUSTOMERS, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     We currently derive, and expect to continue to derive, a significant portion of our real-time revenue from a limited number of customers. As a result, the loss of, or reduced demand for products or related services from any of our major customers could adversely affect our business, financial condition and results of operations.

     We also derive a significant portion of our revenues from the supply of systems under government contracts. For the fiscal year ended June 30, 2000 and the nine months ended March 31, 2001, we recorded $18.5 million and $11.8 million, respectively, in sales to agencies of the U.S. Government. These amounts represent approximately 33% of our total sales in each of the respective periods. Government business is subject to many risks, such as delays in funding, reduction or modification of contracts or subcontracts, failure to exercise options, changes in governmental policies and the imposition of budgetary constraints. A loss of government contract revenues could have a material adverse effect on our business, results of operations and financial condition.

     We do not have written purchase agreements with any of our customers and do not have written agreements that require customers to purchase fixed minimum quantities of our products. Our sales to specific customers tend to, and are expected to continue to, vary from year-to-year, depending on such customers' budgets for capital expenditures and new product introductions.

WE RELY ON A COMBINATION OF CONTRACTS AND COPYRIGHT, TRADEMARK, AND TRADE SECRET LAWS TO ESTABLISH AND PROTECT OUR PROPRIETARY RIGHTS IN OUR TECHNOLOGY. WE DO NOT OWN ANY SIGNIFICANT PATENTS. IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION COULD BE HARMED OR WE COULD BE
REQUIRED TO INCUR EXPENSES TO ENFORCE OUR RIGHTS. OUR BUSINESS ALSO COULD BE ADVERSELY AFFECTED IF WE ARE FOUND TO INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     We typically enter into confidentiality or license agreements with our employees, consultants, customers and vendors, in an effort to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology without authorization. The steps we take may not prevent misappropriation of our intellectual property, and the agreements we enter into may not be enforceable. In addition, effective copyright and trade secret protection may be unavailable or limited in some foreign countries. Other companies, including our competitors, may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe on the intellectual property rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected.

     Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. Intellectual property litigation or claims could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and
     - redesign products or services that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

     We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

IN SOME CASES, WE RELY ON A LIMITED NUMBER OF SUPPLIERS, WHICH ENTAILS SEVERAL RISKS, INCLUDING THE POSSIBILITY OF DEFECTIVE PARTS, A SHORTAGE OF COMPONENTS, AN INCREASE IN COMPONENT COSTS, AND REDUCED CONTROL OVER DELIVERY SCHEDULES.

     We sometimes purchase product components from a single supplier in order to obtain the required technology and the most favorable price and delivery terms. These components include, for example, processors, power supplies, integrated circuits and storage devices. We purchase product components from the following single suppliers: Hunter Industries, Interphase, Precision Analog, Macrolink,
Antec, Symbios, National Instruments, Synergy, Peritek, Unipower Corporation, Vicor Corporation, Wall Industries, Crystal Semiconductor and Vitesse. In most cases, comparable products are available from other sources, but would require significant reengineering to conform to our system specifications. Historically, we have not experienced any major disruption in manufacturing our products due to problems with, or defective products from, a single supplier, but our reliance on single suppliers entails a number of risks, including the possibility of defective parts, a shortage of components, increase in components costs, and reduced control over delivery schedules. Any of these events could adversely affect our business, results of operations and financial condition. We estimate that a lead time of 16-24 weeks may be necessary to switch to an alternative supplier of certain custom application specific integrated circuits and printed circuit assemblies. A change in the supplier of these components without the appropriate lead time could result in a material delay in shipments by us of certain products. Where alternative sources are available, qualification of the alternative suppliers and establishment of reliable supplies of components from such sources may also result in delays. Shipping delays may also result in a delay in revenue recognition, possibly outside the fiscal period originally planned, and, as a result, may adversely affect our financial results for that particular period.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE FAIL TO RETAIN OUR CURRENT KEY PERSONNEL, MANY OF WHOM WOULD BE DIFFICULT TO REPLACE, OR FAIL TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL.

     Our future performance depends on the continued service of our senior management and our engineering, sales and marketing and manufacturing personnel. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel. We do not carry key person life insurance on any of our employees. The loss of the services of one or more of our key personnel could seriously impact our business. Our future success also depends on our continuing ability to attract, hire, train and retain highly skilled managerial, technical, sales, marketing and customer support personnel. In addition, new employees frequently require extensive training before they achieve desired levels of productivity.

WE CURRENTLY HAVE IMPORTANT STRATEGIC RELATIONSHIPS WITH SCIENTIFIC-ATLANTA, MOTOROLA, PRASARA TECHNOLOGIES, INC., LIBERATE TECHNOLOGIES, PACE MICRO TECHNOLOGY AND INTERTAINER, INC., AMONG OTHERS. WE MAY BE UNSUCCESSFUL IN MAINTAINING THESE STRATEGIC RELATIONSHIPS, OR ESTABLISHING NEW STRATEGIC RELATIONSHIPS, THAT WILL BE AN IMPORTANT PART OF OUR FUTURE SUCCESS. IN EITHER EVENT, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     The success of our business is and will continue to be dependent in part on our ability to maintain existing and enter into new strategic relationships. There can be no assurance that:

     - such existing or contemplated relationships will be commercially successful;
     -    we  will  be  able  to  find  additional  strategic  partners;  or
     - we will be able to negotiate terms acceptable to us with potential strategic partners.

     We cannot provide assurance that existing or future strategic partners will not pursue alternative technologies or develop alternative products in addition to or in lieu of ours, either on their own or in collaboration with others, including our competitors. These alternative technologies or products may be in direct competition with our technologies or products and may significantly erode the benefits of our strategic relationships and adversely affect our business, financial condition and results of operations.

INTERNATIONAL SALES ACCOUNTED FOR APPROXIMATELY 39%, 34% AND 24% OF OUR REVENUE IN FISCAL YEARS 1999 AND 2000 AND THE NINE MONTHS ENDED MARCH 31, 2001, RESPECTIVELY. ACCORDINGLY, OUR BUSINESS IS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     Substantially all of our historical international sales have come from our real-time business. As a result of our current and anticipated international operations, we are subject to a number of risks associated with international business activities that could increase our costs, lengthen our sales cycle and require significant management attention. These risks include:

     - compliance with, and unexpected changes in, regulatory requirements resulting in unanticipated costs and delays;
     -    lack  of availability of trained personnel in international locations;
     -    tariffs,  export  controls  and  other  trade  barriers;
     -    longer  accounts  receivable payment cycles than in the United States;
     - potential difficulty of enforcing agreements and collecting receivables in some foreign legal systems;
     - potential difficulty in enforcing intellectual property rights in certain foreign countries;
     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;
     -    the  burdens  of  complying  with  a  wide  variety  of  foreign laws;
     -    general  economic  conditions  in  international  markets;  and
     -    currency  exchange  rate  fluctuations.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE THE OWNERSHIP INTEREST OF OUR STOCKHOLDERS, CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES OR PRESENT OTHER CHALLENGES, SUCH AS INTEGRATION ISSUES, FOR OUR BUSINESS, WHICH IF NOT SUCCESSFULLY RESOLVED WOULD ADVERSELY AFFECT OUR BUSINESS.

     As part of our business strategy, we review acquisition prospects that would compliment our current product offerings, enhance our technical capabilities or otherwise offer growth opportunities. While we currently have no agreements with respect to any acquisition, we periodically review investments in new businesses, and we may acquire businesses, products or technologies in the future. In the event of any future acquisitions, we could issue equity securities which would dilute current stockholders' percentage ownership, incur substantial debt, or assume contingent liabilities.

     These actions could materially adversely affect our operating results. Acquisitions may require us to incur significant amortization and depreciation charges and acquisition related costs impacting our financial results. Acquisitions also entail numerous risks, including:

     - difficulties in the assimilation of acquired operations, technologies or services;
     -    unanticipated  costs  associated  with  the  acquisition;
     -    diversion  of  management's  attention  from  other business concerns;
     -    adverse  effects  on  existing  business  relationships;
     - risks associated with entering markets in which we have no or limited prior experience; and
     -    potential  loss  of  key  employees  of  acquired  companies.

     We cannot assure you that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future. Our failure to do so could materially adversely affect our business, operating results and financial condition.

WE MAY EXPERIENCE DECREASING PRICES FOR OUR PRODUCTS AND SERVICES, PARTICULARLY IN OUR VIDEO-ON-DEMAND BUSINESS, WHICH MAY IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY.

     We may experience decreasing prices for our products and services due to competition, the purchasing leverage of our customers and other factors. If we are required to decrease prices, our results of operations will be adversely affected. We expect some price pressures in our video-on-demand business as competing technology continues to improve. We may reduce prices in the future to respond to competition and to generate increased sales volume.

IMPLEMENTATION OF OUR PRODUCTS IS COMPLEX, TIME CONSUMING AND EXPENSIVE, AND WE FREQUENTLY EXPERIENCE LONG SALES AND IMPLEMENTATION CYCLES. CONSEQUENTLY, OUR QUARTERLY REVENUES, EXPENSES AND OPERATING RESULTS MAY VARY SIGNIFICANTLY IN THE FUTURE, PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS MAY NOT NECESSARILY BE MEANINGFUL, AND THESE COMPARISONS SHOULD NOT BE RELIED UPON AS
INDICATIONS  OF  FUTURE  PERFORMANCE.

     Real-time and video-on-demand products are relatively complex, and their purchase generally involves a significant commitment of capital, with the delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of such products typically requires coordination and agreement among a potential customer's corporate headquarters and its regional and local operations. As a result, the sales cycles associated with the purchase of many of our products are typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which we have little or no control.

                         RISKS RELATED TO OUR INDUSTRIES

THE SUCCESS OF OUR VIDEO-ON-DEMAND BUSINESS IS DEPENDENT UPON THE EMERGING DIGITAL VIDEO MARKET, WHICH MAY NOT GAIN BROAD MARKET ACCEPTANCE. ANY FAILURE BY THE MARKET TO ACCEPT DIGITAL VIDEO TECHNOLOGY WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Video-on-demand is a new and emerging technology, and we cannot assure you that it will attract widespread demand or market acceptance. Further, the potential size of the video-on-demand market and the timing of its development are uncertain. Our success in the video-on-demand market will depend upon the commercialization and broad acceptance of video-on-demand by residential cable subscribers and other industry participants, including cable system operators, content providers, set-top box manufacturers, and educational institutions.

     Cable television operators historically have relied on traditional analog technology for video management, storage and distribution. Interactive technology installation, which is necessary to provide video-on-demand, requires a significant initial investment of capital. The future growth of our video-on-demand business will depend on the pace of the installation of interactive digital cable and digital set-top boxes, the rate at which television operators deploy digital infrastructure and the rate at which digital video technology expands to additional market segments.

THE SUCCESS OF OUR VIDEO-ON-DEMAND BUSINESS IS DEPENDENT ON THE AVAILABILITY OF, AND THE DISTRIBUTION WINDOWS FOR, MOVIES, PROGRAMS AND OTHER CONTENT. IF SUFFICIENT VIDEO-ON-DEMAND CONTENT IS NOT AVAILABLE ON A TIMELY BASIS, OUR VIDEO-ON-DEMAND BUSINESS WILL BE ADVERSELY AFFECTED.

     The success of video-on-demand will largely be dependent on the availability of a wide variety and substantial number of movies, programs and other material, which we refer to as content, in digital format. We do not provide digital video-on-demand content. Therefore, the future success of our video-on-demand business is dependent in part on content providers, such as traditional media and entertainment companies, providing significant content for video-on-demand. Further, we are dependent in part on other third parties to convert existing analog content into digital content so that it may be delivered via video-on-demand.

     In addition, we believe that the ultimate success of video-on-demand will depend in part on the timing of the video-on-demand distribution window. The distribution window is the time period during which different mediums, such as home movie rental businesses, receive and have exclusive rights to motion picture releases. Currently, video rental businesses have an advantage of receiving motion picture releases on an exclusive basis before most other forms of non-theatrical movie distribution, such as pay-per-view, premium television, video-on-demand, basic cable and network syndicated television. The length of the exclusive distribution window for movie rental businesses varies, typically ranging from 30 to 90 days for domestic video stores. Thereafter, movies are made sequentially available to various television distribution channels. We believe the success of video-on-demand will depend in part on movies being available for video-on-demand distribution either simultaneously with, or shortly after, they are available for video rental distribution. The order, length and exclusivity of each window for each distribution channel is determined solely by the studio releasing the movie. Given the size of the home video rental industry, the studios have a significant interest in maintaining that market. We cannot assure you that favorable changes, if any, will be made relating to the length and exclusivity of the video rental and television distribution windows.

     Many major studios currently are in discussions with one or more of the cable operators regarding the availability of content for video-on-demand, but the parties have not yet reached agreement on the content issues. One of our major cable operator customers recently delayed orders for our video-on-demand systems as a result of the lack of movie content. If the content availability issues are not resolved and one or more of our customers further delays or cancels video-on-demand system orders, our video-on-demand business will be adversely affected. We can provide no assurance that the studios and cable operators will resolve the content availability issue and, if agreement is reached, when such agreement will occur. Furthermore, content providers must be satisfied with the encryption and other security measures available for video-on-demand applications.

WE CANNOT ASSURE YOU THAT OUR PRODUCTS AND SERVICES WILL KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS AND EMERGING INDUSTRY STANDARDS, ADDRESS THE CHANGING NEEDS OF OUR CUSTOMERS OR ACHIEVE MARKET ACCEPTANCE, ANY OF WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     The markets for our products are characterized by rapidly changing technology, evolving industry standards and new product introductions and enhancements. There can be no assurance that we will be successful in enhancing our real-time or video-on-demand products or developing, manufacturing and marketing new products that satisfy customer needs or achieve market acceptance. In addition, services, products or technologies developed by others may render one or more of our products or technologies uncompetitive, unmarketable or obsolete. Future technological advances in the real-time, television and video industries may result in the availability of new products and services that could compete with our solutions or reduce the cost of existing products or services. Our future success will depend on our ability to continue to enhance our existing products, including development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. Further, announcements of currently planned or other new product offerings by our competitors may cause customers to defer purchase decisions or to fail to purchase our existing solutions. Our failure to respond to rapidly changing technologies could adversely affect our business, financial condition and results of operations.

     Recent attempts to establish industry-wide standards for interactive television software include an initiative by cable network operators in the United States to create a uniform platform for interactive television called OpenCable. The OpenCable standard is not yet defined, and we do not know whether our video-on-demand system will be compatible with OpenCable or any other industry standard. The establishment of this standard or other industry standards could hurt our video-on-demand business, particularly if our products require significant redevelopment in order to conform to the newly established standards.

WE ARE SUBJECT TO GOVERNMENTAL REGULATION, AS IS THE TELEVISION INDUSTRY. ANY FINDING THAT WE HAVE BEEN OR ARE IN NONCOMPLIANCE WITH SUCH LAWS COULD RESULT IN, AMONG OTHER THINGS, GOVERNMENTAL PENALTIES. FURTHER, CHANGES IN EXISTING LAWS OR NEW LAWS MAY ADVERSELY AFFECT OUR BUSINESS.

     We are subject to various international, U.S. federal, state and local laws affecting our video-on-demand and real-time businesses. The television industry is subject to extensive regulation in the United States and other countries. Our video-on-demand business is dependent upon the continued growth of the digital television industry in the United States and internationally. Television operators are subject to extensive government regulation by the Federal Communications Commission and other federal and state regulatory agencies. These regulations could have the effect of limiting capital expenditures by television operators and thus could have a material adverse effect on our business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations could adversely affect our cable operator customers, and thereby materially adversely affect our business, financial condition and results of operations.

WE MAY BE SUBJECT TO LIABILITY IF PRIVATE INFORMATION SUPPLIED TO OUR CUSTOMERS, INCLUDING CABLE OPERATORS, IS MISUSED.

     Our video-on-demand systems allow cable operators to collect and store video preferences and other data that many viewers may consider confidential. Unauthorized access or use of this information could result in liability to our customers, and potentially us, and might deter potential video-on-demand viewers. We will have no control over the policy of our customers with respect to the access to this data and the release of this data to third parties.

                                   OTHER RISKS

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Provisions of Delaware law and our restated certificate of incorporation, amended and restated bylaws, and rights plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

     We are subject to certain Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent a Delaware corporation from engaging in a business combination involving a merger or sale of more than 10% of its assets with any stockholder, including affiliates and associates of the stockholder, who owns 15% or more of the outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's stock except under limited circumstances.

     There are provisions in our restated certificate of incorporation and our amended and restated bylaws that also may delay, deter or impede hostile takeovers or changes of control.

     In addition, we have a rights plan, also known as a poison pill. The rights plan has the potential effect of significantly diluting the ownership interest in our company of any person that (1) acquires beneficial ownership of 30% or more of our common stock, (2) acquires beneficial ownership of 20% or more of our common stock and subsequently engages in specified transactions with us or (3) commences a tender offer that would result in a person or group owning 30% or more of our common stock.

FUTURE  SALES  OF  SHARES  OF  COMMON  STOCK COULD CAUSE THE MARKET PRICE OF OUR
COMMON  STOCK  TO  DECLINE.

     The resale by the selling stockholders or by other significant holders of shares of our common stock in the public market could cause the market price of our common stock to decline. The federal securities laws impose restrictions on the ability of certain stockholders to resell their shares of common stock.


IN THE FUTURE, WE MAY NEED TO RAISE ADDITIONAL CAPITAL. THIS CAPITAL MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, IF AT ALL. IF WE CANNOT RAISE FUNDS ON ACCEPTABLE TERMS, IF AND WHEN NEEDED, WE MAY NOT BE ABLE TO DEVELOP OR ENHANCE OUR PRODUCTS AND SERVICES, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES, GROW OUR BUSINESS OR RESPOND TO COMPETITIVE PRESSURES OR UNANTICIPATED REQUIREMENTS.

     During the next twelve months, we expect to meet our cash requirements with proceeds from existing cash, cash equivalents and short-term investments, cash flow from operations and available debt. After that, we may need to raise additional funds. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all.

OUR STOCK PRICE HAS BEEN VOLATILE IN THE PAST AND MAY BE VOLATILE IN THE FUTURE.

     Our common stock is traded on The Nasdaq National Market. For the fiscal year ended June 30, 2000, the high and low closing prices, as reported on The Nasdaq National Market, were $27.25 and $5.38 respectively. During the nine months ended March 31, 2001, the high and low closing prices were $20.375 and $4.00, respectively. The market price of our common stock may fluctuate significantly in the future in response to various factors, some of which are beyond our control, including the following and the other risks discussed under the heading "Risk Factors:"

     -    variations  in  our  quarterly  operating  results;
     - changes in securities analysts' estimates of our financial performance;
     -    the  development  of  the  video-on-demand  market  in  general;
     -    changes  in  market  valuations  of  similar  companies;
     - announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
     - loss of a major customer or failure to complete significant transactions;
     -    additions  or  departures  of  key  personnel;  and

     -    fluctuations  in  stock  market  price  and  volume.

     In addition, in recent years the stock market in general, and The Nasdaq National Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

     In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                                   MANAGEMENT

     The following table sets forth information regarding our directors and executive officers as of May 15, 2001:

NAME                   POSITION                                                         AGE
----                   --------                                                         ---
Steve G. Nussrallah    Chairman of the Board                                             50
Jack A. Bryant         President, Chief Executive Officer and Director                   43
Paul C. Meyer          President, Real-Time Division                                     53
Steven R. Norton       Executive Vice President, Chief Financial Officer and Secretary   39
Fred Allegrezza        Vice President, Business Development                              43
Robert E. Chism        Vice President, Development, Xstreme Division                     48
Robert T. Menzel       Vice President, Sales and Marketing, Real-Time Division           48
David S. Morales       Vice President, International Sales and Operations, Xstreme       39
                       Division
David Nicholas         Vice President, Sales, Xstreme Division                           47
Alex B. Best           Director                                                          60
Michael A. Brunner     Director                                                          67
Morton E. Handel       Director                                                          65
Bruce N. Hawthorne     Director                                                          51
C. Shelton James       Director                                                          61
Richard P. Rifenburgh  Director                                                          69

     Steve G. Nussrallah, Chairman of the Board. Mr. Nussrallah has served as Chairman of our Board of Directors since October 2000. Mr. Nussrallah has also been a general partner of Noro-Moseley Partners since January, 2001. Mr. Nussrallah served as our President and Chief Executive Officer from January 2000 to October 2000 and as President of our Xstreme division from January 1999 to December 1999. From March 1996 to March 1998, he served as President and Chief Operating Officer of Syntellect Inc., a publicly held supplier of call center solutions to the cable television industry. From January 1990 to March 1996, Mr. Nussrallah served as President and Chief Operating Officer of Telecorp Systems Inc., a privately held supplier of call center solutions, which was acquired by Syntellect Inc. in March 1996. From 1984 to 1990, Mr. Nussrallah was employed by Scientific-Atlanta, a publicly held provider of digital communications equipment. He initially served as vice president of engineering for Scientific-Atlanta's cable television operation and later served in positions of increasing responsibility, including Vice President and General Manager of its Subscriber Business Unit.

     Jack A. Bryant, President, Chief Executive Officer and Director. Mr. Bryant has served as our President and Chief Executive Officer since October 2000 and as a Director since January 2001. Mr. Bryant served as President of our Xstreme division from July 2000 to October 2000. Prior to joining Concurrent, he held a number of positions at Antec Corporation, a communications technology company that specializes in hybrid-fiber-coax-based networks, from 1991 to June 2000. The positions included, from March 1998 to June 2000, President of the Network Technologies Group, from January 1996 to March 1998,
President of the Digital Systems Division, and from January 1995 to January 1996, Vice President of Marketing. Before joining Antec, Mr. Bryant held various product marketing and sales positions at General Instrument and Scientific-Atlanta.

     Paul  C.  Meyer,  President,  Real-Time  Division.  Mr. Meyer has served as
President of our Real-Time Division since December 2000. Immediately prior to joining Concurrent, he was the President of ASM Associates, Inc., a consulting firm that provides interim senior management services. From 1994 to 1996, he served as the Executive Vice President and General Manager of Viacom New Media. From 1988 to 1994, he served as President of his own consulting firm, Paul C. Meyer & Associates, Ltd., leading a small team of professionals in consulting assignments involving turnaround, restructuring, and crisis management. Before forming his own firm, he served in various positions with Coleco Industries, Inc.

     Steven R. Norton, Executive Vice President, Chief Financial Officer and Secretary. Mr. Norton has served as our Executive Vice President and Chief Financial Officer since October 1999. From March 1996 to April 1999, Mr. Norton was Vice President of Finance and Administration for LHS Group, Inc., a publicly held provider of services to communications services providers and Chief Financial Officer for one of its subsidiaries, LHS Communications Systems, Inc. Prior to his employment with LHS, he was an Audit Senior Manager for Ernst &Young and KPMG LLP.

     Fred Allegrezza, Vice President, Business Development. Mr. Allegrezza has served as our Vice President, Business Development since October 1999. Prior to joining us, from September 1996 to October 1999, Mr. Allegrezza was the President and CEO of Vivid Technology, Inc., a company that he founded in September 1996. Prior to founding Vivid Technology, Inc. from April 1995 to
September 1996, Mr. Allegrezza worked with General Instrument as Engineering Program Manager and Systems Engineering Manager in the first digital interactive cable systems deployments. Prior to his work at General Instrument, from June 1990 to April 1995, Mr. Allegrezza worked as the Manager of Systems development and was responsible for development engineering and product marketing for Moore Products Company.

     Robert E. Chism, Vice President, Development, Xstreme Division. Mr. Chism has served as Vice President, Development of our Xstreme division since April 1999. From June 1996 to April 1999, he served as our Vice President, Development. From October 1994 through June 1996, he served as Vice President, Technical and Production Operations of Harris Computer Systems Corporation. In June 1993, he joined the Harris Computer Systems Division of Harris Corporation as Director, Simulation Business Area. Before joining the Harris Computer Systems Division, he held diverse engineering, program management and marketing assignments in computer and related industries with General Electric Company, a diversified industrial corporation, and from May 1978 to June 1993 he was Subsection Manager of Satellite Command and Data Handling.

     Robert T. Menzel, Vice President, Sales and Marketing, Real-Time Division. Mr. Menzel has served as Vice President, Sales of our Real-Time division since April 1999. He served as our Vice President, real-time systems from June 1997 to March 1999, and our Vice President, North American Sales, from June 1996 to February 1997. From June 1996 to June 1997, he was our Vice President, Interactive Video-on-Demand. Mr. Menzel was Vice President, General Manager of the Trusted Systems Division of Harris Computer Systems Corporation from April 1995 to June 1996, and he served as Vice President, National Sales of Harris Computer Systems Corporation from October 1994 to April 1995.

     David S. Morales, Vice President, International Sales and Operations, Xstreme Division. Mr. Morales has served as Vice President, International Sales and Operations, of our Xstreme division since August 1999. From April 1996 to May 1999, he was Corporate Vice President, International of Syntellect, Inc., a publicly held supplier of call center solutions to the cable television industry. From June 1989 to April 1996, he was employed at Scientific-Atlanta, serving in positions of increasing responsibility, including President, Latin America and Chief Executive Officer of one of Scientific-Atlanta's joint venture companies.

     David M. Nicholas, Vice President, Sales, Xstreme Division. Mr. Nicholas has served as Vice President, Sales, of our Xstreme division since March 1999. From September 1995 to February 1999, he served as Executive Vice President of Pioneer New Media Technologies, Inc., a provider of audio video products. From August 1993 to August 1995, he served as Vice President and General Manager of Texscan Network Systems, a privately held provider of advertising insertion solutions. Prior to that time, he served in various positions at Pioneer Communications of America, Panasonic Industrial, and Magnavox.

     Alex B. Best, Director. Mr. Best recently joined our Board of Directors in January 2001. He recently retired as Executive Vice President of Engineering for Cox Communications, where he had worked since 1986. Before joining Cox, Mr. Best spent 20 years with Scientific-Atlanta where he was involved in numerous cable television product developments and business applications. He is also a member of the National Cable Television Association's (NCTA) Engineering Advisory Committee, the Society for Cable Television Engineers (SCTE), and the Technical Advisory Committee of CableLabs, Inc., a research and development group.

     Michael A. Brunner, Director. Mr. Brunner has served on our Board of Directors since November 1994. From 1986 to 1992, Mr. Brunner was President of AT&T Federal Systems, a division of AT&T focused on federal communications and computer systems programs. He served in additional management, operating, sales, accounting and personnel positions with AT&T during a career that spanned over 37 years.

     Morton E. Handel, Director. Mr. Handel has served on our Board of Directors since June 1991 and served as Chairman of the Board from April 2000 to October 2000 and from November 1996 through October 1997. He is President of S&H Consulting, Ltd., a privately held investment and consulting company. He also is President and Chief Executive Officer of Ranger Industries, Inc., formerly Coleco Industries, Inc. From 1988 to 1990, he served as Chairman of the Board and Chief Executive Officer of Coleco Industries, Inc., a publicly held company and formerly a manufacturer of toys and games. He is currently Chairman of the Board of Marvel Enterprises, Inc., a New York Stock Exchange-listed toy and entertainment company, and a director of Linens 'n Things, Inc. Until February 2000, Mr. Handel was a director of CompUSA Inc., a New York Stock Exchange-listed technology products retailer, and until September 1999, Mr. Handel was a director of Ithaca Industries Inc., a private-label manufacturer of men and ladies under and outerwear. He is also a former Vice Chairman of the Board of Regents of the University of Hartford, and serves on the boards of several not-for-profit entities.

     Bruce N. Hawthorne, Director. Mr. Hawthorne has served on our Board of Directors since February 2000. Mr. Hawthorne has been a partner at the law firm of King & Spalding since 1982. He chairs King & Spalding's telecommunications industry practice and has broad experience in mergers and acquisitions, strategic joint ventures and corporate finance.


     C. Shelton James, Director. Mr. James has served on our Board of Directors since July 1996. From May 1991 to October 1999, Mr. James served as Chief
Executive Officer of Elcotel, Inc., a public company that manufactures telecommunications equipment. Mr. James was also President of Fundamental
Management Corporation until February 2000, an investment management firm specializing in active investment in small capitalization companies, where he also served as Executive Vice President from 1990 to April 1993. Prior to 1990, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould's Computer Systems Division. Mr. James is a Director of CSPI, DRS Technologies, SK Technologies, Inc. and Technisource, Inc.


     Richard P. Rifenburgh, Director. Mr. Rifenburgh has served on our Board of Directors since June 1991. Mr. Rifenburgh is Chairman of the Board of Moval Management Corporation, a privately held company specializing in restoring companies in financial distress. He is, or in the past five years has been, a director of the following public companies: Tristar Corporation since June 1992 and Chairman since August 1992; Airs Technologies Inc., an industry leader in proprietary digital audio watermarking systems and solutions, since 1997; and CyberGuard Corporation from June 1996 to 1999. His experience also includes three years as a General Partner of Hambrecht & Quist Venture Partners; one year as Chairman of the Board and Chief Executive Officer of GCA Corporation, a publicly held manufacturer of semiconductor manufacturing equipment; founder of Mohawk Data Sciences Corporation, a publicly held manufacturer of computer equipment in 1964, later serving as Chairman of the Board through 1974; and from 1975 to 1976, Chairman of the Board of the Communications and Computer Industry Association.

                              SELLING STOCKHOLDERS



     We are registering all 5,400,000 shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of the shares to the selling stockholders in a private placement transaction. We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (collectively, the "Selling Stockholders") to resell the shares when they deem appropriate.

     The following table sets forth the name of each of the Selling Stockholders, the number of shares of our common stock owned by each of the Selling Stockholders as of May 15, 2001, the number of shares that may be offered under this prospectus, and the number of shares of our common stock owned by each of the Selling Stockholders after this offering is completed. We have prepared this table based on information provided to us by the Selling Stockholders. None of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of Concurrent Computer Corporation. The number of shares in the column "Number of Shares Being Offered" represent all of the shares that each Selling Stockholder may offer under this prospectus. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with any of the Selling Stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below.


                                    SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                            OWNED          ---------         OWNED
                                    PRIOR TO OFFERING(1)   NUMBER OF   AFTER OFFERING (3)
                                    -------------------- SHARES BEING ------------------
NAME OF SELLING SHAREHOLDER            NUMBER    PERCENT   OFFERED(2)  NUMBER     PERCENT
-----------------------------------  ----------  --------  ---------  ---------  --------
Vanguard Capital Opportunity Fund     5,465,000    9.0%    1,000,000  4,465,000    7.4%
(4)
U.S. Bancorp Piper Jaffray Asset      1,263,400    2.1%      850,000    413,400      *
Mgmt. (5) (6)
S.A.C. Capital Associates, LLC (7)    1,002,500    1.7%      500,000    502,500      *
Cumberland Associates LLC (6) (8)       800,000    1.3%      800,000       0         *
Miller Anderson & Sherrerd, LLP (9)     677,900    1.1%      406,700    271,200      *
Prism Partners I, L.P. (10)             385,000      *       385,000       0         *
Lakefront Partners LLC (11)             340,000      *       150,000    190,000      *
Zeke, L.P. (12)                         300,000      *       300,000       0         *
Morgan Stanley Investment               269,900      *        93,300     176,600     *
Management Inc. (13)
Prism Partners II Offshore Fund (10)    245,000      *       245,000       0         *
Riggs Investment Management             150,000      *       150,000       0         *
Corporation (6) (14)
Prism Partners Offshore Fund (10)       70,000       *        70,000       0         *
Other Selling Stockholders (15)         505,000      *       450,000    55,000       *
_____________________


                                       19

* Represents beneficial ownership of less than one percent of our common stock.

(1) The number and percentage of shares includes, on a pro forma basis, the shares issued in connection with the private placement to the selling stockholders. Percentage ownership is based on 60,457,413 shares of our common stock outstanding on May 15, 2001 (including the 5,400,000 shares issued in connection with the private placement on a pro forma basis), and is calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3) Assumes the sale of all shares offered hereby and no other purchases or sales of our common stock.

(4) The Vanguard Capital Opportunity Fund is one of the Vanguard Horizon Funds, a registered investment company under the Investment Company Act of 1940, and is itself a member of The Vanguard Group of Funds.

(5) U.S. Bancorp Piper Jaffray Asset Mgmt. is affiliated with U.S. Bancorp, a bank holding company which has its common stock listed on the New York Stock Exchange under the ticker symbol "USB."

(6) Represents shares of our common stock held for the benefit of accounts under management. However, the Selling Stockholder has voting and dispositive power with regard to such shares of common stock.

(7) S.A.C. Capital Advisers, LLC, the investment advisor to S.A.C. Capital Associates, LLC exercises dispositive and voting power with respect to the shares of common stock that S.A.C. Capital Associates, LLC is offering in this prospectus. Mr. Steven A. Cohen is the managing member and controls S.A.C. Capital Advisers, LLC.

(8) Dispositive and voting power with respect to the shares of common stock that Cumberland Associates LLC is offering in this prospectus is exercised by an investment committee comprised of eight or more individuals.

(9) Miller Anderson & Sherrerd, LLP is affiliated with Morgan Stanley & Co., a publicly traded financial services firm which has its common stock listed on the New York Stock Exchange under the ticker symbol "MWD."

(10) Weintraub Capital Management, LLC, the investment advisor to each of Prism Partners I, L.P., Prism Partners II Offshore Fund and Prism Partners Offshore Fund, exercises dispositive and voting power with respect to the shares of common stock that each of Prism Partners I, L.P., Prism Partners II Offshore Fund and Prism Partners Offshore Fund is offering in this prospectus. Such decisions are exercised by Mr. Jerald Weintraub.

(11) Dispositive and voting power with respect to the shares of common stock that Lakefront Partners LLC is offering in this prospectus is exercised by Mr. James B. Wigdale, Jr., President and Chief Executive Officer of Lakefront Partners LLC.

(12) Dispositive and voting power with respect to the shares of common stock that Zeke, L.P. is offering in this prospectus is exercised by Mr. Edward Antoian.

(13) Morgan Stanley Investment Management, Inc. is affiliated with Morgan Stanley & Co., a publicly traded financial services firm which has its common stock listed on the New York Stock Exchange under the ticker symbol "MWD."

(14) Riggs Investment Management Corporation is affiliated with Riggs National Corporation, a bank holding company which has its common stock quoted on the Nasdaq National Market under the ticker symbol "RIGS."

(15) Other Selling Stockholders, in the aggregate, beneficially own less than 1% of Concurrent's outstanding shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, 25,000,000 shares of Series Preferred Stock, $0.01 par value, and 20,000 shares of Class A Preferred Stock, $100 par value. As of April 30, 2001, there were 55,057,413 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON  STOCK

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully paid and non-assessable.

SERIES  PREFERRED  STOCK

     Under the terms of our restated certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

CLASS  A  PREFERRED  STOCK

     Under the terms of our restated certificate of incorporation, 20,000 shares of Class A Preferred Stock, $100 par value, are authorized, and no shares of Class A Preferred Stock are outstanding. The holders of Class A Preferred Stock have no voting rights. The holders of the Class A Preferred Stock are entitled to receive a cash dividend, if, as and when declared by the board of directors out of funds legally available therefor, at the rate of $6.00 per share per annum from the date of issue on a cumulative basis. In the event of a liquidation, dissolution or winding up, the holders of Class A Preferred Stock shall be entitled to receive from our assets $100 per share in cash or other property plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon to the date of the liquidation, dissolution or winding up. The holders of Class A Preferred Stock have the right to require us to repurchase with funds legally available therefor up to 20% each year of the number of Class A Preferred Stock outstanding at a repurchase price of $100 per share plus any dividends declared but unpaid thereon to the date of repurchase. We have the right to redeem all or any of the shares of Class A Preferred Stock upon 30 days written notice at the redemption price of $100 per share plus any dividends declared but unpaid thereon to the date fixed for redemption.

SERIES  A  PARTICIPATING  CUMULATIVE  PREFERRED  STOCK

     Under the terms of our Rights Plan, dated July 31, 1992, our board of directors declared a dividend distribution of one Series A Participating
Cumulative Preferred Right for each share of our common stock. See "Anti-Takeover Provisions." There are no outstanding shares of Series A Participating Cumulative Preferred Stock.

WARRANTS

     Scientific-Atlanta holds outstanding warrants to purchase 2,000,000 shares of our common stock at a price of $5.00 per share, exercisable through August 17, 2002. The exercise price is subject to adjustment for stock splits, combinations, stock dividends, mergers, and other similar recapitalization events. In addition, Scientific-Atlanta may be granted warrants to purchase up to a maximum of 8,000,000 additional shares of our common stock. The granting of these additional shares will be based upon performance goals measured by the revenue we receive from sales of equipment to systems employing
Scientific-Atlanta's equipment. For each $30.0 million increment of video stream revenue from systems employing Scientific-Atlanta's equipment, we will issue warrants to Scientific-Atlanta for that number of shares determined by dividing $1.5 million by the per share cost impact to us of the warrants, using the Black-Scholes valuation method, up to a maximum of 888,888 shares per warrant. If, based on the Black-Scholes calculation, a warrant to purchase in excess of 888,888 shares should be granted as of any date, the excess shares will be included in any future grant in which the calculation would otherwise result in the grant of a warrant for a number of shares less than the maximum. The price per share of these additional shares will equal 85% of the current market price per share of our common stock on the date the warrant is issued.

     Comcast holds warrants to purchase 50,000 shares of our common stock at a price of $5.196 per share, exercisable through March 29, 2005. The exercise price is subject to adjustment for stock splits, combinations, stock dividends, mergers, and other similar recapitalization events. The exercise price is also subject to adjustment for issuances of additional equity securities at a purchase price less than the then current fair market value of our common stock. In addition, we are generally obligated to issue new warrants to purchase shares of our common stock to Comcast at the end of each quarter through March 31, 2004, based upon performance goals measured by the number of subscribers to Comcast's cable service with the ability to utilize our video-on-demand systems. We will also issue additional warrants to purchase shares of our common stock, if at the end of any quarter the total number of Comcast cable subscribers with the ability to utilize our video-on-demand system exceeds specified threshold levels. Based upon the information currently available, we do not expect the warrants to be issued to Comcast to exceed 1% of our outstanding shares of common stock. The exercise price of warrants to be issued to Comcast will equal the average closing price of our common stock for the 30 trading days prior to the applicable warrant issuance date and will be exercisable over a four-year term.


REGISTRATION  RIGHTS

     On October 28, 1999, we entered into a definitive agreement and plan of merger with Concurrent Acquisition Company, Vivid Technology, Fred Allegrezza and Gary Lauder for the merger of Vivid Technology into Concurrent Acquisition Company. In connection with the merger, we issued 2,233,699 shares of our common stock. Of the 2,233,699 shares of our common stock we issued, 1,028,460 shares are subject to registration pursuant to a registration rights agreement dated October 28, 1999 that we entered into with Fred Allegrezza, Gary Lauder, and Robert Clasen. Pursuant to such registration statement, Mr. Allegrezza, Mr. Lauder and Mr. Clasen have piggyback registration rights. Mr. Allegrezza, Mr.
Lauder and Mr. Clasen have waived their piggyback registration rights with respect to the resale registration statement.


     On August 17, 1998, we entered into a definitive agreement with Scientific-Atlanta providing for the joint development and marketing of a video-on-demand system to cable network operators. In exchange for Scientific-Atlanta's technical and marketing contributions, we issued warrants to purchase 2,000,000 shares of our common stock, exercisable at $5.00 per share over a four-year term. We may also be obligated to issue warrants to purchase additional shares of common stock to Scientific-Atlanta under the development agreement in the future. The shares of our common stock issuable upon exercise of the outstanding warrants and any future warrants are subject to registration rights. Pursuant to the outstanding warrant, Scientific-Atlanta has one demand registration right and piggyback registration rights. Scientific-Atlanta has waived its piggyback registration rights with respect to the resale registration statement.

     On March 29, 2001, we entered into a definitive purchase agreement with Comcast providing for the purchase of video-on-demand equipment. In connection with the purchase agreement, we issued warrants to purchase 50,000 shares of our common stock, exercisable at $5.196 per share over a four year term. We may also be obligated to issue warrants to purchase additional shares of common stock in the future under a warrant issuance agreement that we entered into with

Comcast on March 29, 2001. The shares of our common stock issuable upon exercise of the outstanding warrant and any future warrants are subject to registration pursuant to a registration rights agreement that we entered into with Comcast on March 29, 2001. Pursuant to the registration rights agreement, Comcast has two demand registration rights and piggyback registration rights. Comcast has waived its piggyback registration rights with respect to the resale registration statement.


ANTI-TAKEOVER  PROVISIONS

     DELAWARE  LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents Delaware corporations, including those that are listed on The Nasdaq National Market, from engaging in a business combination involving a merger or sale of more than 10% of the corporation's assets, with any interested stockholder, that is, a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that the stockholder became an interested stockholder unless:

     - the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained such status;
     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (1) persons who are directors as well as officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAW PROVISIONS

     There are provisions in our restated certificate of incorporation and our amended and restated bylaws that may make it more difficult to acquire control of us by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock. These provisions are intended to:

     - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;
     - discourage the types of transactions which may involve an actual or threatened change in control of us;
     -    discourage  tactics  that  may  be  used  in  proxy  fights;
     - encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and
     - reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of us or that is otherwise unfair to our stockholders.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 90 days prior to the date of our annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Stockholder Action by Written Consent. The Delaware General Corporation Law provides generally that any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting upon the written consent of a majority of the shares entitled to vote on the matter. Our restated certificate of incorporation provides that no action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting except upon the written consent of the holders of 100% of the shares of stock entitled to vote upon the action. This limitation on the right of stockholders to take action by written consent could make it more difficult for stockholders to initiate actions.

     Supermajority Vote to Amend Stockholder Action by Written Consent Provision. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation imposes a 66 2/3% vote requirement in connection with the amendment of the provisions relating to the ability of stockholders to take action by written consent.

     Rights Agreement. We have a stockholder rights agreement. Under our stockholder rights agreement, each stockholder has one right for each share of our common stock it holds. Each right entitles its holder to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share, at a cash purchase price of $30.00. We have the authority, subject to limitations, to supplement or amend the rights agreement without the approval of the holders of certificates representing shares of our common stock. The rights agreement, dated as of July 31, 1992, between us and The First National Bank of Boston, as rights agent, describes the terms of the rights.

     The rights are attached to all outstanding shares of our common stock and trade with our common stock until they become exercisable. We will not distribute separate rights certificates. The rights will separate from our common stock and a distribution date will occur upon the earlier of:

     (1) ten business days following the date of any public announcement that a person or group of affiliated or associated persons has acquired:

          (a) beneficial ownership of 30% or more of our outstanding shares of voting capital stock; or

          (b) beneficial ownership of 20% or more of our outstanding shares of voting capital stock and any 20% holder:

               -    merges  into  us  under  specified  circumstances;
               -    merges  into  one  of  our  subsidiaries;  or
               - participates in a transaction with us on other than an arm's length basis; or

     (2) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 30% or more of the outstanding shares of our common stock.

     Any person or group that inadvertently causes the rights to separate by virtue of its beneficial ownership may avoid, under certain conditions, a distribution of the rights by providing notice to us of its inadvertent acquisition and reducing its beneficial ownership below 20% prior to distribution of the rights.

     Until the distribution date or earlier redemption or expiration of the rights:

     (1) the rights will be evidenced by the common stock certificates and will be transferred with and only with those common stock certificates; and

     (2) the surrender or transfer of any certificates for common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

     The rights are not exercisable until the distribution date and will expire at the close of business on August 14, 2002, unless we redeem them first as described below.

     As soon as practicable after the distribution date, we will mail right certificates to holders of record of common stock as of the close of business on the distribution date. Thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by our board of directors, we will issue rights only with shares of our common stock issued before the distribution date.

     If any person becomes the beneficial owner of 30% or more of the outstanding shares of our common stock we will provide each right holder, other than the beneficial owner of 30% or more of the outstanding shares of our common stock, with the right to receive upon exercise of the right that number of shares of common stock having a market value of two times the exercise price of the right. Each holder of a right shall have the right to receive, upon exercise, common stock of an acquiring company having a value equal to two times the exercise price of the right, in the event that, at any time following the stock acquisition date:

     (1)  we are acquired in a merger or other business combination transaction;

     (2) we are the surviving company in a merger but our stock is converted into other property; or

     (3)  50%  or  more  of  our  assets  or  earning  power  is  sold.

     We may adjust the purchase price payable, and the number of one one-hundredths of a share of Series A Participating Cumulative Preferred Stock or other securities or property issuable, upon exercise of the rights from time to time to prevent dilution:

     (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Participating Cumulative Preferred Stock;

     (2) if holders of the Series A Participating Cumulative Preferred Stock are granted certain rights or warrants to subscribe for Series A Participating Cumulative Preferred Stock or convertible securities at less than the current market price of the Series A Participating Cumulative Preferred Stock; or

     (3) upon the distribution to holders of the Series A Participating Cumulative Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

     With certain exceptions, we will not adjust the purchase price until cumulative adjustments amount to at least 1% of the purchase price. We will not issue fractional rights or fractional shares and, instead, appropriate adjustments will be made.

     The rights are redeemable in whole, but not in part, at a price of $.0025 per right by our board of directors at any time until the tenth day after the stock acquisition date or a later date as a majority of the continuing directors then in office may determine. Under the terms of our rights agreement, the decision to redeem requires the agreement of a majority of the continuing directors.

     Immediately upon the action of the board of directors ordering redemption of the rights, with the agreement or a majority of the continuing directors, the rights will terminate and thereafter the holders of rights will be entitled only to receive the redemption price.

     Until a right is exercised, the holder will have no rights as a stockholder beyond those as an existing stockholder. As long as the rights are attached to our common stock, we will issue one right with each new share of our common stock issued.

TRANSFER  AGENT  AND  REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust, New York, New York.

                              PLAN OF DISTRIBUTION



     The Selling Stockholders may sell the shares from time to time. The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on The Nasdaq Stock market, one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,
     - an exchange distribution in accordance with the rules of such exchange,
     - ordinary brokerage transactions and transactions in which the broker solicits purchasers,
     - put or call option transactions relating to the shares or through short sales of shares, and
     -    in  privately  negotiated  transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

     - the name of each such Selling Stockholder and of the participating broker-dealer(s),
     -    the  number  of  shares  involved,
     -    the  price  at  which  such  shares  were  sold,
     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
     -    other  facts  material  to  the  transaction.

     In addition, upon being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.


     The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. In effecting any of these transactions, a selling stockholder must comply with all applicable federal and state securities laws.


     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the shares, other than fees and expenses, if any, of counsel or other advisors of the Selling Stockholders. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders have agreed to indemnify us, our directors and officers and control persons, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.


     1. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2000 as amended by our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2000;

     2. Our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2000, December 31, 2000 and March 31, 2001 as amended by our Quarterly Reports on Form 10-Q/A for the quarterly periods ended September 30, 2000, December 31, 2000 and March 31, 2001, respectively; and

     3.   Our  Current  Report  on  Form  8-K  dated  May  15,  2001.

     The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

     You  may  request  a copy of these filings by writing or telephoning us at:
Concurrent Computer Corporation, 4375 River Green Parkway, Duluth, Georgia 30096, Attn: Assistant Secretary; phone: (678) 258-4000.

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements made, or incorporated by reference in this prospectus may constitute "forward-looking statements" within the meaning of the federal securities laws. When used, or incorporated by reference in this prospectus, the words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. The risks and uncertainties which could affect our financial condition or results of operations include, without limitation:

     -    changes  in  product  demand;
     -    economic  conditions;
     -    various  inventory  risks  due  to  changes  in  market  conditions;
     - uncertainties relating to the development and ownership of intellectual property;
     - uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights;
     -    the  pricing and availability of equipment, materials and inventories;
     -    the  limited  operating  history  of  our  video-on-demand  segment;
     -    the  concentration  of  our  customers;
     -    failure  to  effectively  manage  growth;
     -    delays  in  testing  and  introductions  of  new  products;
     -    rapid  technology  changes;
     -    the  highly  competitive  environment  in  which  we  operate;  and
     -    the  entry  of  new  well-capitalized  competitors  into  our markets.

     Other important risk factors are discussed in this prospectus under the heading "Risk Factors" beginning on page 6.

     Our forward looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by King & Spalding. Bruce N. Hawthorne, a partner of King & Spalding, is a director of Concurrent.

                                     EXPERTS

     The consolidated financial statements as of and for the year ended June 30, 2000 and the related financial statement schedule for the year ended June 30, 2000 incorporated in this prospectus by reference from Concurrent's Annual Report on Form 10-K/A for the year ended June 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 24, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements and schedule of Concurrent as of June 30, 1999 and for each of the years in the two-year period ended June 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED        Prospectus  July __, 2001
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT
CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER
MADE  BY  THIS  PROSPECTUS  AND,  IF  GIVEN OR MADE, SUCH
INFORMATION  OR REPRESENTATION MUST NOT BE RELIED UPON AS
HAVING  BEEN  AUTHORIZED BY US.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER
TO  BUY  ANY  SECURITIES  OTHER  THAN THE COMMON STOCK TO
WHICH  IT RELATES, OR AN OFFER IN ANY JURISDICTION TO ANY
PERSON  TO  WHOM  IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN
SUCH  JURISDICTION.  NEITHER  THE  DELIVERY  OF  THIS
PROSPECTUS  NOR  ANY  SALE  HEREUNDER  SHALL,  UNDER  ANY
CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION
CONTAINED  HEREIN  IS  CORRECT AT ANY TIME AFTER THE DATE
HEREOF.


                                                                       5,400,000 Shares

                      Table Of Contents
                                                      Page
                                                      ----
Business . . . . . . . . . . . . . . . . . . . . . . .  2             CONCURRENT COMPUTER
Risk Factors . . . . . . . . . . . . . . . . . . . . .  6                 CORPORATION
Use of Proceeds . . . . . . . . . . . . . . . . . . .  16
Management . . . . . . . . . . . . . . . . . . . . . . 16
Selling Stockholders . . . . . . . . . . . . . . . . . 19                COMMON STOCK
Description Of Capital Stock . . . . . . . . . . . . . 21
Plan of Distribution . . . . . . . . . . . . . . . . . 27
Where You Can Find More Information. . . . . . . . . . 28
Information Incorporated by Reference. . . . . . . . . 28
Cautionary Note Regarding Foraward-Looking
Statements. . . . . . . . . . . . . . . . . . . . . . .28
Legal Matters . . . . . . . . . . . . . . . . . . . . .28
Experts . . . . . . . . . . . . . . . . . . . . . . . .28

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. The amounts shown are estimates, except for the registration fee.

               Registration  Fee . . . . . . . . . . . . $    7,385
               Nasdaq  additional  listing  fee . . . . . . .17,500
               Legal  fees  and  expenses . . . . . . . . . 200,000
               Accounting  fees  and expenses . . . . . . . .50,000
               Miscellaneous expenses . . . . . . . . . . . . 1,115
                                                         ----------
                   TOTAL . . . . . . . . . . . . . . . . $  276,000
                                                         ==========

ITEM  15.  INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article XXIII of our Amended and Restated Bylaws provides for indemnification of our directors, officers, employees and agents for expenses (including attorneys' fees), judgments or fines of any threatened, pending or completed action, suit or proceeding.

     Article 11 of our restated certificate of incorporation provides that directors shall not be liable for monetary damages resulting from a breach of their fiduciary duties, except for liability for any of the following: (1) any breach of the duty of loyalty to us and our stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) as provided under Section 174 of the Delaware General Corporation Law (which provides that directors are personally liable for unlawful dividends or unlawful stock repurchase or redemptions); or (4) any transaction from which a director personally derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of Article 11 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of
Article 11 shall not increase the personal liability of any of our directors for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of any of our directors existing hereunder prior to the time of such repeal or modification.

     We have entered into indemnity agreements with our directors and executive officers (each, an "Indemnitee" and collectively, the "Indemnitees"). The indemnity agreements provide a contractual right to indemnification to the Indemnitees for certain expenses incurred due to actions, suits or other proceedings brought against them in their capacity as directors, officers, employees or agents of us or any of our subsidiaries.

     We maintain director and officer liability insurance policies on behalf of any person who is or was a director or officer of us or our subsidiary companies providing for insurance against any liability incurred by him or her in any such capacity or arising out of his or her status as such. The policies contain various reporting requirements and exclusions.

     In connection with the May 2001 private placement, we agreed to indemnify the selling stockholders, against liabilities, including legal fees, that the selling stockholders may incur under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise in connection with this registration statement, including the prospectus, financial statements and schedules, and amendments and supplements to those documents, except liabilities related to misstatements or omissions made in the registration statement in conformity with written information furnished to us by or on behalf of the selling stockholders expressly for use in the registration statement or prospectus or any breach or violation of the representations and warranties of the selling stockholders under the purchase agreements between the Company and the selling stockholders dated as of May 15, 2001.

ITEM  16.  EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES.

     (a)  EXHIBITS.

     EXHIBIT NO.    DESCRIPTION
     ----------     -----------

     4.1 Restated Certificate of Incorporation of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-2 (No. 33-62440))

     4.2 Amended and Restated Bylaws of the Registrant (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 1996)

     4.3 Form of Common Stock Certificate (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1992)

     4.4 Rights Agreement dated as of July 31, 1992 between the Registrant and First National Bank of Boston, as rights agent (Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 20, 1992)

     5.1 Opinion of King & Spalding regarding the validity of the securities being registered

     23.1           Consent  of  KPMG  LLP

     23.2           Consent  of  Deloitte  &  Touche

     23.3           Consent of King & Spalding (included as part of Exhibit 5.1)

     24*            Power  of  Attorney
_______________
*     Previously  filed.

ITEM  17.  UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, Delaware Corporation law, the purchase agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of July, 2001.
CONCURRENT  COMPUTER  CORPORATION


                               By: /s/ Steven R. Norton
                               ------------------------
                               Steven  R.  Norton
                               Executive Vice President, Chief Financial Officer and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of July, 2001:


        Signature                           Title
        ---------                           -----

/s/         *              Chairman of the Board and Director
-------------------------
Steve G. Nussrallah

/s/         *              President, Chief Executive Officer and Director
-------------------------  (Principal Executive Officer)
Jack A. Bryant

/s/ Steven R. Norton       Executive Vice President, Chief Financial Officer and
------------------------- Secretary(Principal Financial and Accounting Officer) Steven R. Norton

/s/         *
-------------------------
Alex B. Best               Director

/s/         *
-------------------------
Michael A. Brunner         Director

/s/         *
-------------------------
Morton G. Handel           Director

/s/         *
-------------------------
Bruce N. Hawthorne         Director

/s/         *
-------------------------
C. Shelton James           Director

/s/         *
-------------------------
Richard P. Rifenburgh      Director

* By:  /s/  Steven  R.  Norton
     -----------------------
     Steven  R.  Norton
     Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
----------     -----------

4.1 Restated Certificate of Incorporation of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-2 (No. 33-62440))

4.2 Amended and Restated Bylaws of the Registrant (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 1996)

4.3 Form of Common Stock Certificate (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1992)

4.4 Rights Agreement dated as of July 31, 1992 between the Registrant and First National Bank of Boston, as rights agent (Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 20, 1992)

5.1 Opinion of King & Spalding regarding the validity of the securities being registered

23.1           Consent  of  KPMG  LLP

23.2           Consent  of  Deloitte  &  Touche

23.3           Consent of King & Spalding (included as part of Exhibit 5.1)


24*            Power  of  Attorney
_______________
*     Previously  filed.